UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 12, 2008
Date of Report (Date of earliest event reported)
InterMune, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

3280 Bayshore Blvd., Brisbane, California (Address of principal executive offices)		94005 (Zip Code)
(415) 466-2200
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On May 12, 2008, the Board of Directors (“Board”) of InterMune, Inc. (“Company”), upon recommendation of the Board’s Corporate Governance and Nominating Committee, approved the creation of the position of Lead Independent Director of the Board and elected Dr. Lars Ekman, a current nonemployee Board member, to serve as Lead Independent Director effective as of May 13, 2008. The Lead Independent Director, among other things, will coordinate the activities of the independent directors, serve as liaison between the Chairman of the Board, senior management of the Company and the independent directors, and preside at the executive sessions of the independent directors of the Company.
     In addition, the Board, upon recommendation of the Board’s Corporate Governance and Nominating Committee, approved the appointment of Daniel G. Welch, currently the Company’s President and Chief Executive Officer, as Chairman of Board effective as of May 13, 2008. Mr. Welch’s new title will be Chairman, Chief Executive Officer and President. Mr. Welch will be replacing Mr. William R. Ringo who is the Company’s current Chairman of the Board and who has elected not to stand for reelection to the Board during the Company’s May 13, 2008 Annual Meeting of the Stockholders.
     Further, upon recommendation of the Board’s Corporate Governance and Nominating Committee, the Board approved changes to the cash compensation to be paid to Dr. Lars Ekman in connection with Dr. Ekman’s assumption of the role of Lead Independent Director of the Board. In consideration for the additional responsibilities and risks being assumed by Dr. Ekman in taking on the role of Lead Independent Director of the Board, Dr. Ekman’s annual retainer for his Board participation will be increased from $50,000 to $75,000 effective as of May 13, 2008. No other changes were made to the cash compensation of nonemployee members of the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2008	INTERMUNE, INC.
	By:	/s/ Daniel G. Welch
Daniel G. Welch
President and Chief Executive Officer